SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 10, 2014

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7500 DALLAS PARKWAY, SUITE 700
PLANO, TEXAS 75024
(Address and Zip Code of Principal Executive Offices)

(214) 494-3000
(Registrant's Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01 Regulation FD Disclosure.

As previously disclosed, on December 10, 2014, Alliance Data Systems Corporation ("Alliance Data") completed the acquisition of Conversant, Inc. ("Conversant") pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of September 11, 2014 (the "Merger Agreement"), by and among Alliance Data, Conversant and Amber Sub LLC, a wholly-owned subsidiary of Alliance Data ("Merger Sub"). At the effective time of the Merger, each outstanding share of Conversant common stock (other than shares owned or held in treasury by Conversant or owned by Alliance Data, Merger Sub or any direct or indirect wholly owned subsidiary of Conversant, which shares were cancelled) was exchanged in the Merger for consideration consisting of, at the election of each Conversant stockholder,

(i)
a combination of (x) 0.07037 shares of Alliance Data common stock and (y) $15.14 in cash (which is an amount in cash such that, based on the 15-day volume weighted average price of Alliance Data common stock as of the close of trading on December 8, 2014, which was $282.2264, the total consideration per share equals $35.00) (the "Base Consideration");

(ii)	0.124014 shares of Alliance Data common stock (a "Stock Election"); or

(iii)	an amount in cash equal to $35.00 (a "Cash Election"),

in each case subject to the terms and conditions contained in the Merger Agreement and, in the case of a Stock Election or Cash Election, subject to pro ration among electing Conversant stockholders such that the aggregate amount of cash paid and the aggregate number of shares of Alliance Data common stock issued in the Merger is the same that would be paid and issued if each share of Conversant common stock had been converted into the Base Consideration (the "Merger Consideration").  Pursuant to the Merger Agreement, if the aggregate consideration to be paid to any holder of Conversant Common Stock would result in such holder receiving a fractional share of Alliance Data common stock, cash will be paid in lieu of such fractional share.

Merger Consideration Election Results.

Based on the report provided on the closing date of the Merger by the election and exchange agent retained by Alliance Data in connection with the Merger, the election results with respect to the Merger Consideration were as follows:

•
Holders of approximately 40.7% (or 26,672,289 shares) of Conversant common stock outstanding immediately prior to the effective time of the Merger elected to receive, or did not make a valid Stock Election or Cash Election before the election deadline and will by default receive, the Base Consideration.

•	Holders of approximately 11.5% (or 7,528,999 shares) of Conversant common stock outstanding immediately prior to the effective time of the Merger made a Stock Election.

•	Holders of approximately 47.8% (or 31,290,072 shares) of Conversant common stock outstanding immediately prior to the effective time of the Merger made a Cash Election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: December 10, 2014	By:	/s/ Charles L. Horn
Charles L. Horn
Executive Vice President and
Chief Financial Officer